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                                                                    EXHIBIT 99.1


APARTMENT INVESTMENT AND MANAGEMENT COMPANY AND INSIGNIA FINANCIAL GROUP, INC. COMPLETE MERGER

DENVER, and GREENVILLE, S.C., Oct. 2 /PRNewswire/ -- Apartment Investment and Management Company (NYSE: AIV "AIMCO") and Insignia Financial Group, Inc. (NYSE:
IFS "Insignia") announced the completion of the merger of Insignia, which holds a multifamily business, including a majority interest in Insignia Properties Trust ("IPT"), into AIMCO on October 1, 1998. AIMCO is now the largest private provider of rental housing in the world, operating more than 2,000 properties, including nearly 400,000 apartment units or one-third of all apartment units owned by the 23 publicly-traded multifamily REITs, and serving approximately one million residents.

In the merger, AIMCO will issue approximately $310 million of equity by exchanging each outstanding share of Insignia common stock for 0.262 shares of AIMCO Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock"), or an aggregate of approximately 8.9 million shares. The Series E Preferred Stock will be automatically converted into AIMCO common stock following payment of a special dividend of approximately $50 million payable to Series E Preferred stockholders prior to January 15, 1999. The special dividend is equivalent to $1.4626 per share of Insignia common stock. The Series E Preferred Stock will begin trading on October 2, 1998 on the New York Stock Exchange under the symbol "AIVPrE". In addition, AIMCO has repaid approximately $325 million of Insignia indebtedness with the proceeds from loans from financial institutions and assumed approximately $149 million of 6-1/2% preferred convertible securities issued by an Insignia subsidiary.

On September 21, 1998, Insignia shareholders also received a distribution of the common stock of Insignia/ESG Holdings, Inc. [NYSE: IEG], the owner of Insignia's U.S. and international commercial real estate services business, single family residential brokerage business, New York cooperative and condominium housing management business and certain other businesses, which trades on the New York Stock Exchange under the symbol "IEG".

"We are pleased that AIMCO and Insignia have completed their merger. AIMCO is gratified that Moody's yesterday confirmed its ratings on AIMCO's outstanding senior debt and preferred stock, albeit with a revision of its ratings outlook from stable to negative because of general capital market conditions. Our shareholders will benefit from the combined strengths of Insignia's multifamily business and the people who have been working with our AIMCO team on an integration program that will be operational on day one of the merger. We wish Andrew Farkas and his team continued success with Insignia/ESG Holdings, Inc. and we look forward to his continuing support as a significant AIMCO shareholder. For the many Insignia employees who will join our AIMCO team, we welcome you and look forward to a long and profitable relationship," commented Terry Considine, Chairman and CEO of AIMCO.

"Insignia is extremely pleased to see the transaction with AIMCO come to a successful conclusion. The merger between Insignia and AIMCO -- as well as the spin-off of Insignia/ESG Holdings -- allows Insignia shareholders to participate, in a meaningful way, in the creation of the largest apartment company in the U.S., and the continued development of an international real estate service provider through Insignia/ESG Holdings," said Andrew L. Farkas, Chairman and Chief Executive Officer of Insignia/ESG Holdings, Inc. "We wish the very best to Terry Considine and his most capable management team, as well as to the many Insignia employees who will be joining AIMCO."

AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 33 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Upon completion of the Merger, AIMCO, through its subsidiaries, becomes the largest private provider of rental housing in the world operating more than 2,000 properties, including nearly 400,000 apartment units or one-third of all apartment units owned by the 23 publicly-traded multifamily REITs, and serving approximately one million residents. The properties are located in 49 states, the District of Columbia and Puerto Rico.